Exhibit 10.6

CAPITAL TRUST, INC.

2007 LONG-TERM INCENTIVE PLAN

Stock Option Award Agreement

Award No.

You are hereby awarded the following stock option (the “Option”) to purchase Shares of Capital Trust, Inc. (the “Company”), subject to the terms and conditions set forth in this Stock Option Award Agreement (the “Award Agreement”) and in the Capital Trust, Inc. 2007 Long-Term Incentive Plan (the “Plan”), which is attached hereto as Exhibit A.  A summary of the Plan appears in its Prospectus, which is attached as Exhibit B.  You should carefully review these documents, and consult with your personal financial advisor, before exercising this Option.  This Option is conditioned on your execution of this Award Agreement.

By executing this Award Agreement, you agree to be bound by all of the Plan’s terms and conditions as if they had been set out verbatim below.  In addition, you recognize and agree that all determinations, interpretations, or other actions respecting the Plan and this Award Agreement will be made by the Company’s Board of Directors or any Committee appointed by the Board to administer the Plan, and shall (in the absence of material and manifest bad faith or fraud) be final, conclusive and binding on all parties, including you and your successors in interest.  Terms that begin with initial capital letters have the special meanings set forth in the Plan or in this Award Agreement (unless the context indicates otherwise).

1.             Specific Terms.  This Option shall have, and be interpreted according to, the following terms, subject to the provisions of the Plan in all instances:

Your Name:

Type of Stock Option:	☐ Incentive Stock Option (ISO)(1)

☐ Non-Incentive Stock Option(2)

Number of Shares subject to Option:

Option Exercise Price per Share:

Grant Date:

(1)           If you directly or indirectly own more than 10% of the voting power of all classes of stock of the Company or of any Subsidiary, then the term of your ISO cannot exceed 5 years and the exercise price must be at least 110% of the Fair Market Value per Share on the Grant Date (100% for any other employee who is receiving ISO awards). Only employees may receive ISOs.

(2)           The exercise price of a non-ISO must be at least 100% of the Fair Market Value of the underlying Shares.

Capital Trust, Inc. 2007 Long-Term Incentive Plan

Stock Option Award Agreement

Vesting Schedule:

(Establishes your rights to exercise this Option with respect to the Number of Shares stated above, subject to acceleration per Section 2 below and to any shareholder approval requirement set forth in the Plan.)

	☐	% on Grant Date.

	☐	% on each of the first (#) annual (_quarterly/__monthly) anniversary dates of your Continuous Service after the Grant Date.

Lifetime Transfer:	☐	Allowed pursuant to Section 8 below only for Non-Incentive Stock Option.

Expiration Date:	☐	years after Grant Date; or

	☐	10 years after Grant Date

2.             Accelerated Vesting; Change in Corporate Control.  To the extent you have not previously vested in your rights with respect to this Award Agreement, your Option will become -

☐                  100% vested if your Continuous Service ends due to your death or “disability” within the meaning of Section 409A of the Code;

☐                  100% vested if your Continuous Service ends due to an Involuntary Termination that occurs within the one-year period following a Change in Control.

3.             Term of Option.  The term of the Option will expire at 5:00 p.m. (E.D.T. or E.S.T., as applicable) on the Expiration Date.

4.             Manner of Exercise.  The Option shall be exercised in the manner set forth in the Plan, using the exercise form attached hereto as Exhibit C.  The amount of Shares for which the Option may be exercised is cumulative; that is, if you fail to exercise the Option for all of the Shares vested under the Option during any period set forth above, then any Shares subject to the Option that are not exercised during such period may be exercised during any subsequent period, until the expiration or termination of the Option pursuant to Sections 3 and 6 of this Award Agreement and the terms of the Plan.  Fractional Shares may not be purchased.

5.             Special ISO Provisions.  If designated as an ISO, this Option shall be treated as an ISO to the extent allowable under Section 422 of the Code, and shall otherwise be treated as a Non-ISO.  If you sell or otherwise dispose of Shares acquired upon the exercise of an ISO within 1 year from the date such Shares were acquired or 2 years from the Grant Date, you agree to deliver a written report to the Company within 10 days following the sale or other disposition of such Shares detailing the net proceeds of such sale or disposition.

6.             Termination of Continuous Service.  If your Continuous Service with the Company is terminated for any reason, this Option shall terminate on the date on which you cease to have any right to exercise the Option pursuant to the terms and conditions set forth in Section 6 of the Plan.

7.             Designation of Death Beneficiary.  Notwithstanding anything to the contrary contained herein or in the Plan, following the execution of this Award Agreement, you may expressly designate a death beneficiary (the “Death Beneficiary”) to your interest in the Option awarded hereby.  You shall designate the Death Beneficiary by completing and executing a designation of death beneficiary agreement substantially in the form attached hereto as Exhibit D (the “Designation of Death Beneficiary”) and delivering an executed copy of the Designation of Death Beneficiary to the Company.  In the absence of a valid death beneficiary designation, your estate will be treated as your death beneficiary of this Option in the event of your death while it is outstanding.

8.             Restrictions on Transfer of Awards. This Award Agreement may not be sold, pledged, or otherwise transferred without the prior written consent of the Committee.  Notwithstanding the foregoing, you may transfer this Option (if allowed under Section 1 for a Non-Incentive Stock Option) —

(i)                           by instrument to an inter vivos or testamentary trust (or other entity) in which each beneficiary is a permissible gift recipient, as such is set forth in subsection (ii) of this Section, or

(ii)                        by gift to charitable institutions or by gift or transfer for consideration to any of the following relatives of yours (or to an inter vivos trust, testamentary trust or other entity primarily for the benefit of or an entity, the voting interests of which are primarily owned by the following relatives of yours): any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, domestic partner, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships.

Any transferee of your rights shall succeed and be subject to all of the terms of this Award Agreement and the Plan.

9.             Conditions on Issuance of Shares; Transfer Restrictions.  Notwithstanding any other provision of the Plan or of this Award Agreement: (i) the Committee may condition your receipt of Shares on your execution of a shareholder agreement imposing terms generally applicable to other similarly-situated employee-shareholders; and (ii) any Shares issued pursuant to this Award Agreement shall be non-transferable.

10.           Taxes.  By signing this Award Agreement, you acknowledge that you shall be solely responsible for the satisfaction of any taxes that may arise (including taxes arising under Sections 409A or 4999 of the Code), and that the Company shall have no obligation whatsoever to pay such taxes.

11.           Notices.  Any notice or communication required or permitted by any provision of this Award Agreement to be given to you shall be in writing and shall be delivered electronically,

personally, or by certified mail, return receipt requested, addressed to you at the last address that the Company had for you on its records.  Each party may, from time to time, by notice to the other party hereto, specify a new e-mail or home address for delivery of notices relating to this Award Agreement.  Any such notice shall be deemed to be given as of the date such notice is personally delivered or properly mailed.

12.           Binding Effect.  Except as otherwise provided in this Award Agreement or in the Plan, every covenant, term, and provision of this Award Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legatees, legal representatives, successors, transferees, and assigns.

13.           Modifications.  This Award Agreement may be modified or amended at any time, in accordance with Section 15 of the Plan and provided that you must consent in writing to any modification that adversely and materially affects your rights or obligations under this Award Agreement (with such an affect being presumed to arise from a modification that would trigger a violation of Section 409A of the Code).

14.           Headings.  Section and other headings contained in this Award Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope or intent of this Award Agreement or any provision hereof.

15.           Severability.  Every provision of this Award Agreement and of the Plan is intended to be severable.  If any term hereof is illegal or invalid for any reason, such illegality or invalidity shall not affect the validity or legality of the remaining terms of this Award Agreement.

16.           Counterparts.  This Award Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

17.           Plan Governs.  By signing this Award Agreement, you acknowledge that you have received a copy of the Plan and that your Award Agreement is subject to all the provisions contained in the Plan, the provisions of which are made a part of this Award Agreement and your Option is subject to all interpretations, amendments, rules and regulations which from time to time may be promulgated and adopted pursuant to the Plan.  In the event of a conflict between the provisions of this Award Agreement and those of the Plan, the provisions of the Plan shall control.

18.           Investment Purposes. By executing this Award Agreement, you represent and warrant that any Shares issued to you pursuant to your Options will be held for investment purposes only for your own account, and not with a view to, for resale in connection with, or with an intent in participating directly or indirectly in, any distribution of such Shares within the meaning of the Securities Act of 1933, as amended.

19.           Not a Contract of Employment.  By executing this Award Agreement you acknowledge and agree that (i) any person who is terminated before full vesting of an award, such as the one granted to you by this Award Agreement, could claim that he or she was terminated to preclude vesting; (ii) you promise never to make such a claim; (iii) nothing in this Award Agreement or the Plan confers on you any right to continue an employment, service or consulting relationship with the Company, nor shall it affect in any way your right or the Company’s right to terminate your employment, service, or consulting relationship at any time, with or without Cause; and (iv) the Company would not have granted this Option to you but for these acknowledgements and agreements.

20.           Employment Agreement Provision  [OPTION IF EMPLOYEE HAS AN EMPLOYMENT AGREEMENT]  By executing this Option, you acknowledge and agree that your rights upon a termination of employment before full vesting of this Option will be determined under Section           of your employment agreement with the Company and                 , dated as of                        , 20      .

21.           Securities Law Restrictions.  Regardless of whether the offering and sale of Options or Shares under the Plan have been registered under the Securities Act of 1933, as amended (the “Securities Act”), or have been registered or qualified under the securities laws of any state, the Company at its discretion may impose restrictions upon the sale, pledge or other transfer of such Shares (including the placement of appropriate legends on stock certificates or the imposition of stop-transfer instructions) if, in the judgment of the Company, such restrictions are necessary or desirable in order to achieve compliance with the Securities Act or the securities laws of any state or any other law or to enforce the intent of this Option.

22.           Long-term Consideration for Award.  [OPTIONAL] The terms and conditions set forth in Exhibit E are hereby incorporated by reference and made an integral part of this Award Agreement.  An invalidation of all or part of Exhibit E, or your commencement of litigation to invalidate, modify, or alter the terms and conditions set forth in Exhibit E, shall cause this Option to become null, void, and unenforceable.

23.           Governing Law.  The laws of the State of New York shall govern the validity of this Award Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereto.

[Signature page follows]

BY YOUR SIGNATURE BELOW, along with the signature of the Company’s representative, you and the Company agree that the Option is hereby awarded under and governed by the terms and conditions of this Award Agreement and the Plan.

CAPITAL TRUST, INC.

By:
Name:
Title:

PARTICIPANT

The undersigned Participant hereby accepts the terms of this Award Agreement and the Plan.

By:

Name of Participant:

EXHIBIT A

CAPITAL TRUST, INC.

2007 LONG-TERM INCENTIVE PLAN

Plan Document

EXHIBIT B

CAPITAL TRUST, INC.

2007 LONG-TERM INCENTIVE PLAN

Plan Prospectus

EXHIBIT C

CAPITAL TRUST, INC.

2007 LONG-TERM INCENTIVE PLAN

Form of Exercise of Stock Option Award Agreement

Capital Trust, Inc.

Attention:

Dear Sir or Madam:

The undersigned elects to exercise his/her Incentive Stock Option to purchase            shares of Common Stock of Capital Trust, Inc. (the “Company”) under and pursuant to a Stock Option Agreement dated as of                               .

1.             ☐  Delivered herewith is a certified or bank cashier’s or teller’s check and/or shares of Common Stock held by the undersigned for at least six months*, valued at the closing sale price of the stock on the business day prior to the date of exercise, as follows:

$	in cash or check
$	in the form of shares of Common Stock,
valued at $ per share
$	Total

2.             ☐  Delivered herewith are irrevocable instructions to a broker approved by the Company to deliver promptly to the Company the amount of sale or loan proceeds to pay the exercise price.**

If method 1 is chosen, the name or names to be on the stock certificate or certificates and the address and Social Security Number of such person(s) is as follows:

Name:

Address:

Social Security Number

Very truly yours,

Date	Optionee

*The Committee may waive the six months’ requirement in its discretion.

**The Committee must approve this method in writing before your election

EXHIBIT D

CAPITAL TRUST, INC.

2007 LONG-TERM INCENTIVE PLAN

Designation of Death Beneficiary

In connection with the Option designated below that I have received pursuant to the Plan, I hereby designate the person specified below as the beneficiary upon my death of my interest in Awards as defined in the Company’s 2007 Long-Term Incentive Plan (the “Plan”). This designation shall remain in effect until revoked in writing by me.

Name of Death Beneficiary:
Address:

Social Security No.:

This death beneficiary designation relates to any and all of my rights under the following Award or Awards:

☐                  any Award that I have received or ever receive under the Plan.

☐                  the                                Award that I received pursuant to an award agreement dated                     ,            between myself and the Company.

I understand that this designation operates to entitle the above-named death beneficiary, in the event of my death, to any and all of my rights under the Award(s) designated above from the date this form is delivered to the Company until such date as this designation is revoked in writing by me, including by delivery to the Company of a written designation of death beneficiary executed by me on a later date. In the absence of a valid beneficiary designation, my estate will be treated as the death beneficiary of this Award in the event of my death while it is outstanding.

Date:

By:
Name of Participant

Sworn to before me this

           day of                               , 200

Notary Public

County of

State of

EXHIBIT E

CAPITAL TRUST, INC.

2007 LONG-TERM INCENTIVE PLAN

Long-Term Consideration and

Company Recovery for Breach

By signing and accepting your Award Agreement, you recognize and agree that the Company’s key consideration in granting this Award is securing your long-term commitment to serve as its            [include job title or description] who will advance and promote the Company’s business interests and objectives. Accordingly, you agree that this Award shall be subject to the terms and conditions set forth in Section 25 of the Plan (relating to the termination, rescission, and recapture if you violate certain commitments made therein to the Company), as well as to the following terms and conditions as material and indivisible consideration for this Award:

(a)           Fiduciary Duty. During your employment with the Company you shall devote your full energies, abilities, attention and business time to the performance of your job responsibilities and shall not engage in any activity which conflicts or interferes with, or in any way compromises, your performance of such responsibilities.

(b)           Confidential Information. You recognize that by virtue of your employment with the Company, you will be granted otherwise prohibited access to confidential information and proprietary data which are not known, and not readily accessible to the Company’s competitors. This information (the “Confidential Information”) includes, but is not limited to, current and prospective customers; the identity of key contacts at such customers; customers’ particularized preferences and needs; marketing strategies and plans; financial data; personnel data; compensation data; proprietary procedures and processes; and other unique and specialized practices, programs and plans of the Company and its customers and prospective customers. You recognize that this Confidential Information constitutes a valuable property of the Company, developed over a significant period of time and at substantial expense. Accordingly, you agree that you shall not, at any time during or after your employment with the Company, divulge such Confidential Information or make use of it for your own purposes or the purposes of any person or entity other than the Company.

(c)           Non-Solicitation of Customers. You recognize that by virtue of your employment with the Company you will be introduced to and involved in the solicitation and servicing of existing customers of the Company and new customers obtained by the Company during your employment. You understand and agree that all efforts expended in soliciting and servicing such customers shall be for the permanent benefit of the Company. You further agree that during your employment with the Company you will not engage in any conduct which could in any way jeopardize or disturb any of the Company’s customer relationships. You also recognize the Company’s legitimate interest in protecting, for a reasonable period of time after your employment with the Company, the Company’s customers. Accordingly, you agree that, for a period beginning on the date hereof and ending one (1) year after termination of your employment with the Company, regardless of the reason for such termination, you shall not, directly or indirectly, without the prior written consent of the Chairman of the Company, market, offer, sell or otherwise furnish any products or services similar to, or otherwise competitive with, those offered by the Company to any customer of the Company.

(d)           Non-Solicitation of Employees. You recognize the substantial expenditure of time and effort which the Company devotes to the recruitment, hiring, orientation, training and retention of its employees. Accordingly, you agree that, for a period beginning on the date hereof and ending two (2) years after termination of your employment with the Company, regardless of the reason for such termination, you shall not, directly or indirectly, for yourself or on behalf of any other person or entity, solicit, offer employment to, hire or otherwise retain the services of any employee of the Company.

(e)           Non-Competition. <IF DESIRED, PHJW TO CUSTOMIZE TO CONFORM WITH APPLICABLE LAW.>

(f)            Survival of Commitments; Potential Recapture of Award and Proceeds. You acknowledge and agree that the terms and conditions of this Section regarding confidentiality and non-solicitation [and non-competition] shall survive both (i) the termination of your employment with the Company for any reason, and (ii) the termination of the Plan, for any reason. You acknowledge and agree that the grant of an Option in this Award Agreement is just and adequate consideration for the survival of the restrictions set forth herein, and that the Company may pursue any or all of the following remedies if you either violate the terms of this Section or succeed for any reason in invalidating any part of it (it being understood that the invalidity of any term hereof would result in a failure of consideration for the Award):

(i)                                     declaration that the Award is null and void and of no further force or effect;

(ii)                                  recapture of any cash paid or Shares issued to you, or any designee or beneficiary of you, pursuant to the Award;

(iii)                               recapture of the proceeds, plus reasonable interest, with respect to any Shares that are both issued pursuant to this Award and sold or otherwise disposed of by you, or any designee or beneficiary of you.

The remedies provided above are not intended to be exclusive, and the Company may seek such other remedies as are provided by law, including equitable relief.

(g)           Acknowledgement. You acknowledge and agree that your adherence to the foregoing requirements will not prevent you from engaging in your chosen occupation and earning a satisfactory livelihood following the termination of your employment with the Company.